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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[  ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[  ] Form 3 Holdings Reported
[  ] Form 4 Transactions Reported
================================================================================
1. Name and Address of Reporting Person*
     Shahid-Saless,           Shamseddin
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)
     484            Monarch            Lane
--------------------------------------------------------------------------------
                                    (Street)
    Santa Barbara                  CA                               93108
--------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol
     EA Engineering, Science, and Technology, Inc.  (EACO)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
================================================================================
4. Statement for Month/Year           8/98
================================================================================
5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person to Issuer    (Check all applicable)
   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)
            Executive Vice President
================================================================================
7. Individual or Joint/Group Filing         (Check applicable line)
   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          (a)            P               1,236       A      $2.28/sh. 1,236         D
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 5 (continued)        Shahid-Saless, Shamseddin

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                  2.                                                                                     Deriv-    of
                  Conver-                    5.                               7.                         ative     Deriv-  11.
                  sion                       Number of                        Title and Amount           Secur-    ative   Nature
                  or                         Derivative    6.                 of Underlying     8.       ities     Secur-  of
                  Exer-                      Securities    Date               Securities        Price    Bene-     ity:    In-
                  cise    3.                 Acquired (A)  Exercisable and    (Instr. 3 and 4)  of       ficially  Direct  direct
                  Price   Trans-     4.      or Disposed   Expiration Date    ----------------  Deriv-   Owned     (D) or  Bene-
1.                of      action     Trans-  of (D)        (Month/Day/Year)            Amount   ative    at End    In-     ficial
Title of          Deriv-  Date       action  (Instr. 3,    ----------------            or       Secur-   of        direct  Owner-
Derivative        ative   (Month/    Code    4 and 5)      Date     Expira-            Number   ity      Year      (I)     ship
Security          Secur-  Day/       (Instr. ------------  Exer-    tion               of       (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)        ity     Year)      8)      (A)      (D)  cisable  Date      Title    Shares   5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
  Purchase Option $2.000  4/14/97(b) A       75,000        4/14/98  4/14/2007 Com Stk  75,000(c)         75,000    D
====================================================================================================================================

Explanation of Responses:
(a) These shares have been acquired through participation in the EA Engineering, Science, and Technology Employee Stock Purchase Plan which began December 31, 1991, and for which Rule 16b-3 exemptive relief has been obtained. The price shown is the average monthly per share price over the last four months ended August 31, 1998 during which the reporting person has been a participant.
(b) This option becomes exercisable in three equal annual installments commencing April 14, 1998.
(c) Exempt grant pursuant to Rule 16b-3(d).




    /s/ Shamseddin Shahid-Saless                            Sept. 15, 1998
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  Page 2 of 2

(122795DTI)